SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported
July 16, 2007
Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)
Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655 (Commission File Number)	23-1714256 (IRS Employer Identification Number)

County Line Industrial Park Southampton, Pennsylvania (Address of principal executive offices)	18966 (Zip Code)
Registrant’s telephone number, including area code (215) 355-9100
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
          On July 16, 2007, Environmental Tectonics Corporation (the “Company”) issued a press release announcing its preliminary financial results for the first quarter of its 2008 fiscal year, which ended on May 25, 2007.
          As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company had filed a certified claim with the Department of the Navy (the “Government”) seeking costs totaling in excess of $5.0 million in connection with a contract for submarine rescue decompression chambers. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim. The Company had also previously disclosed, in a Current Report on Form 8-K dated June 28, 2007, that on June 14, 2007, the Government had amended its Answer to the Company’s claim to add counterclaims. On June 27, 2007, the Company and the Government filed a Joint Motion to Dismiss with prejudice all of the Company’s claims against the Government in connection with this contract. The Joint Motion to Dismiss was granted on June 28, 2007.
          The Company has reached a tentative settlement, subject to necessary governmental approvals, regarding the Government’s counterclaims, whereby the Company will pay to the Government $3.3 million and transfer the submarine rescue decompression chambers to the Government, at which time the Company will have no further obligations or claims under this contract. The approval process may take up to 90 days. There can be no assurance that such settlement will be finalized or approved. In the event that the settlement is not approved, the litigation regarding the Government’s counterclaims will continue.
          In connection with the settlement agreement, the Company has recorded a net pre-tax charge of $5.9 million in the first quarter of fiscal 2008, comprised of $6.4 million of claim costs partially offset by $.5 million of previously reserved contract revenue.
          The Company expects to fund the $3.3 million cash payment required by the settlement agreement with a combination of cash on hand and through an additional investment by H. F. Lenfest, a significant shareholder and member of the Company’s Board of Directors.
          The Company continues to analyze the impact of the tentative settlement with the Government on its financial statements and the Audit Committee of the Company’s Board of Directors is reviewing the circumstances related thereto. This review has not been completed as of this date. The Company intends to complete this review and file its Quarterly Report on Form 10-Q for the period ended May 25, 2007 (the “Quarterly Report”) on or before November 16, 2007.
          A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
          On July 17, 2007, the Company received a letter from the American Stock Exchange (“AMEX”) stating that the Company was not in compliance with Sections 134 and 1101 of the AMEX Company Guide as a result of the Company’s failure to file the Quarterly Report. As the

Company disclosed in a Form 12b-25 filed with the Securities and Exchange Commission on July 9, 2007, the Company was not able to file the Quarterly Report by July 9, 2007. The Company has also not been able to file the Quarterly Report within the five-day extension period permitted by Rule 12b-25. The Company’s failure to file the Quarterly Report by July 16, 2007 has resulted in non-compliance with Sections 134 and 1101 of the AMEX Company Guide.
          The non-compliance by the Company with Sections 134 and 1101 of the AMEX Company Guide makes the Company’s common stock subject to being delisted from AMEX. The Company is required to submit a plan to AMEX by August 16, 2007 advising AMEX of the actions that it intends to take to bring the Company into compliance with Sections 134 and 1101 of the AMEX Company Guide by January 17, 2008. The Company intends to submit a plan to bring the Company back into compliance with Sections 134 and 1101 of the AMEX Company Guide by such date. There can be no assurance that AMEX will accept the Company’s plan for compliance or, if accepted, that the plan will be implemented by January 17, 2008.
          An indicator will be added to the Company’s trading symbol noting the Company’s non-compliance with Sections 134 and 1101 of the AMEX Company Guide until such time as the Company regains compliance with the applicable listing standards.
          A copy of the press release issued by the Company on July 18, 2007 regarding receipt of the letter of non-compliance from AMEX is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          The following exhibits are furnished or filed in accordance with Item 601 of Regulation S-K:
          99.1   Press Release dated July 16, 2007.
          99.2   Press Release dated July 18, 2007.
          In accordance with General Instruction B.2 of Form 8-K, the information set forth under Item 2.02 in this Form 8-K is being furnished under Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION Registrant
Date: July 19, 2007	By	/s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer

EXHIBIT INDEX
99.1	Press Release dated July 16, 2007.

99.2	Press Release dated July 18, 2007.

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